[Hemispherx Biopharma, Inc. letterhead]

                                                                   July 21, 2006

Fusion Capital Fund II, LLC
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

      Re: April 12, 2006 Common Stock Purchase Agreement (the "Purchase
          Agreement")

Dear Sirs:

      As you are aware, we have scheduled an annual meeting of stockholders to be held in September 2006 at which, inter alia, we will seek stockholder approval to amend our certificate of incorporation by increasing our authorized shares of common stock from 100 million to 200 million.

      To maximize our chances of obtaining such approval it is necessary to limit the number of shares possibly issuable under the Purchase Agreement from the newly authorized shares. Accordingly, by this letter, we hereby request that the Purchase Agreement be amended to limit the number of shares issuable under the Purchase Agreement (inclusive of the Commitment Shares) to 27,386,723 shares (representing 12,386,723 shares already issued or reserved for issuance under the Purchase Agreement plus 15 million shares).

      Please confirm your agreement with the foregoing, by executing a copy of this letter in space provided below. Upon your execution of this letter, the Purchase Agreement shall be so amended.

                                        Sincerely,


                                        s/
                                        --------------------------------
                                        Ransom W. Etheridge,
                                        Secretary

The foregoing is agreed to this 21st day of July, 2006:

      Fusion Capital Fund II, LLC


By: s/
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